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                                                                 Exhibit 3(i)(f)


                            CERTIFICATE OF CORRECTION
                                     OF THE

                        CERTIFICATE OF CORRECTION TO THE
                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF
                               POWERTEL USA, INC.


         POWERTEL USA, INC., a Delaware corporation (the "Company"), certifies pursuant to Section 103(f) of the General Corporation Law of the State of Delaware that:

         1. The Company filed on January 24, 1997, a Certificate of Correction to the Restated Certificate of Incorporation of POWERTEL USA, INC., (SRV number 971024478) (the "Certificate of Correction").

         2. The Certificate of Correction was an inaccurate record of the corporate action and is null and void AB INITIO as confirmed by an ORDER APPROVING AND CONFIRMING DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION, AS REVISED AND AMENDED of the U.S. Bankruptcy Court of the District of Nevada, Case
No: 97-30265-BMG, dated September 15, 1998.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed by its duly authorized officer this 25th day of November, 1998.


                                            POWERTEL USA, INC.


                                       By:     /s/ Richard A. Cascarilla
                                            --------------------------------
                                            Richard A. Cascarilla, President